Exhibit 16.1

December 5, 2003

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C. 20549

Commissioners:

We have read the statements made by National Equipment Services Inc. (copy attached), which we understand will be filed with the Commission, pursuant to Item 4 of Form 8-K, as part of the Company’s Form 8-K report dated November 12, 2003.  Other than as noted in the four paragraphs immediately below, we agree with the statements concerning our Firm in such Form 8-K.

PricewaterhouseCoopers LLP (“PwC”) was dismissed by the Company on November 12, 2003.

PwC makes no comment whatsoever with respect to the following matters addressed in Item 4 of this Form 8-K:

•                  The disclosures regarding discussions between National Equipment Services, Inc. (the “Company”) and PwC regarding employment, retention and unpaid fees for pre-petition services.

•                  Any discussions regarding the Company’s intent to replace PwC and engage KPMG LLP as its independent accountants.

•                  The discussion with, approval of or support of the dismissal of PwC or the appointment of KPMG related to the following groups: (i) the Company’s Audit Committee of the Board of Directors, (ii) agents to the Company’s senior lender group or (iii) counsel to the creditors’ committee.

•                  The anticipated or actual filing of an employment and retention motion with the U.S. Bankruptcy Court in order for the Company to seek court approval for the KPMG appointment or for any other reason.

In the discussion of reportable events under Item 304(a)(1)(v) of Regulation S-K, the period covered by such discussion is each of the two fiscal years in the period ended Dec. 31, 2002 and through Nov. 12, 2003.

PwC makes no comment whatsoever regarding any current or future disclosure of changes or improvements of any kind to internal controls implemented by the Company in order to address material weaknesses and reportable events related to such internal controls.

Very truly yours,

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Copy to:

                                                             Mr. Michael D. Milligan

                                                             Chief Financial Officer

                                                             National Equipment Services, Inc.